VILLAGE BANK

OUTSIDE DIRECTORS DEFERRAL PLAN

Amended and Restated Effective January 1, 2023

VILLAGE BANK

OUTSIDE DIRECTORS DEFERRAL PLAN

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INTRODUCTION

Effective January 1, 2005, the Board of Directors of Village Bank adopted the Outside Directors Deferral Plan (the “Plan”), under which non-employee directors of Village Bank have the opportunity to defer receipt of certain compensation until retirement or departure from the Board. The Plan has been amended and restated effective January 1, 2023 to permit Participants to elect to have all or a portion of their Plan benefit invested in Company Stock to be held in a Rabbi Trust.

ARTICLE I
DEFINITIONS
1.01Administrator

Administrator means the Compensation Committee of the Board unless responsibility is delegated as provided for in Article X.

1.02Affiliate

Affiliate means any subsidiary, parent, affiliate, or other related business entity to the Bank.

1.03Bank

Bank means Village Bank, or any successor thereto.

1.04Beneficiary

Beneficiary means the person or persons designated by a Participant or otherwise entitled pursuant to Section 7.08 to receive benefits under the Plan attributable to such Participant after the death of such Participant.

1.05Benefit Commencement Date

Benefit Commencement Date means the first day of the month following the Participant’s Retirement.

1.06Board

Board means the present and any succeeding Board of Directors of the Company and/the Bank, unless such term is used with respect to a particular Affiliate and its Directors, in which event it shall mean the present and any succeeding Board of Directors of that Affiliate.

1.07Code

Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to a particular section of the Code includes reference to any regulations issued by the Department of Treasury and any notices and other releases issued by the Internal Revenue Service interpreting or implementing that Code Section.

1.08Code Section 409A

Code Section 409A means the provisions of the Code governing nonqualified deferred compensation described in Section 409A of the Code and the Treasury Regulation promulgated thereunder.

1.09Company

Company means Village Bank and Trust Financial Corp.

1.10Company Stock

Company Stock means shares of Common Stock of the Village Bank and Trust Financial Corp.

1.11Compensation

Compensation means fees payable to a Participant for service as a member of the Board, including (i) an annual retainer fee (“Retainer”) and (ii) meeting or committee fees (collectively referred to as “Additional Fees”) paid by the Bank to an Eligible Director, but excluding any such compensation deferred from a prior period, expense reimbursement and allowances and benefits not normally paid in cash to the Participant.

1.12Death Benefit

Death Benefit means the benefit with respect to a Participant due a Participant’s Beneficiary, determined in accordance with Article VI.

1.13Deferral Amount

Deferral Amount means, with respect to each Plan Year, the sum of the Deferral Contributions of a Participant with respect to his Retainer and/or his Additional Fees to be paid during the Plan Year.

1.14Deferral Contributions

Deferral Contributions means that portion of a Participant’s Compensation which is deferred under the Plan.

1.15Deferral Election

Deferral Election means an irrevocable election of a Deferral Amount in writing executed by the Eligible Director or Participant and timely filed with the Administrator.

1.16Deferred Account

Subject to Plan section 1.23 and Article VIII, Account means the unfunded, bookkeeping account maintained on the books of the Bank for a Participant which reflects his interest in amounts attributable to his Deferral Contributions under the Plan.

1.17Deferred Benefit

Deferred Benefit means the balance in a Participant’s Deferred Account.

1.18Deferred Cash Dividend Subaccount

Deferred Cash Dividend Subaccount means, with respect to a Participant, the Deferred Cash Dividend Subaccount established for the Participant pursuant to Article IV.

1.19Deferred Cash Subaccount

Deferred Cash Subaccount means, with respect to a Participant, the Deferred Cash Subaccount established for the Participant pursuant to Article IV.

1.20Deferred Company Stock Subaccount

Deferred Company Stock Subaccount means, with respect to a Participant, the Deferred Company Stock Subaccount established for the Participant pursuant to Article IV.

1.21Director

Director means an individual who serves as a member of the Board.

1.22Eligible Director

Eligible Director means a Director who is not an employee of the Company or the Bank.

1.23Fund

If a trust fund is established and maintained for the Plan, Fund means that trust fund, which shall consist of the Fund divisions described in Plan Section 8.04. Notwithstanding the foregoing, any reference to the Fund is intended only for purposes of providing a measurement of benefits and account balances under the Plan and is not intended to segregate assets or identify assets that may or must be used to satisfy benefit liabilities under the Plan.

1.24Participant

Participant means an Eligible Director who elects to participate in the Plan, and further differentiated as follows:

(a)“Active Participant”: A Participant who has an election to make Deferral Contributions to the Plan in effect at the time in question.
(b)“Inactive Participant”: A Participant who does not have an election to make Deferral Contributions to the Plan in effect at the time in question.
1.25Plan

Plan means the Village Bank Outside Directors Deferral Plan.

1.26Plan Year

Plan Year means the calendar year.

1.27Rabbi Trust

Rabbi Trust means a trust fund described in Plan Section 8.03 and established or maintained for the Plan.

1.28Rate of Return

Rate of Return means the fixed rate of return for allocations made by a Participant to his Deferred Cash Subaccount. Such rate of return shall be established by the Board of Directors in its sole discretion prior to the beginning of each Plan Year.

1.29Retirement

Retirement means a Participant’s termination of service from the Board, provided such event constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

1.30Trustee

Trustee means the entity serving from time to time as trustee of the Fund pursuant to any Rabbi Trust.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.01Eligibility

Each Eligible Director shall be eligible to participate in the Plan and to defer Compensation hereunder for such Plan Year.

2.02Notice and Election Regarding Active Participation
(a)In order to become an Active Participant and to make Deferral Contributions with respect to a Plan Year, an Eligible Director must file with the Administrator a Deferral Election, as provided in Plan section 3.02, which is effective as of the first day of the Plan Year. Such election must be filed by the date established by the Administrator, which date shall be no later than the December 31 preceding such Plan Year. An individual who becomes an Eligible Director during a Plan Year must file a Deferral Election with the Administrator within 30 days after becoming an Eligible Director.
(b)By executing and filing such election with the Administrator, an Eligible Director consents and agrees to the following:
(i)To execute such applications and take such physical examinations and to supply truthfully and completely such information as may be requested by any health questionnaire provided by the Administrator;
(ii)To be bound by all terms and conditions of the Plan and all amendments thereto.
2.03Commencement of Active Participation

An Eligible Director shall become an Active Participant with respect to a Plan Year only if he is expected to have Compensation during such Plan Year, and he timely files and has in effect a Deferral Election for such Plan Year.

2.04Length of Participation

An individual who is or becomes a Participant shall be or remain an Active Participant as long as he has a Deferral Election in effect; and he shall be or remain an Inactive Participant as long as he is entitled to future benefits under the terms of the Plan and is not considered an Active Participant.

ARTICLE III
DETERMINATION OF DEFERRAL
3.01Deferred Benefit

A Participant’s Deferred Benefit shall be the balance in his Deferred Account as of the date of determination.

3.02Deferral Election
(a)Subject to the restrictions and conditions provided in this Plan section, a Participant may irrevocably elect, as a Deferral Contribution with respect to a Plan Year, to defer all or a portion of his Compensation in and accordance with his Election for such Plan Year. Any such election must be filed with the Administrator at the time required under Plan section 2.02(a).
(b)The following conditions apply:
(i)The maximum Deferral Contribution of Retainer with respect to any Participant for a Plan Year shall be one hundred percent (100%) of his Retainer for such Plan Year and such election shall be made in ten percent (10%) increments or in a flat dollar amount in fifty dollar ($50) increments.
(ii)The maximum Deferral Contribution of Additional Fees with respect to any Participant for a Plan Year shall be one hundred percent (100%) of his Additional Fees for such Plan Year and such election shall be made in ten percent (10%) increments or in a flat dollar amount in fifty dollar ($50) increments.
(iii)A Participant’s Deferral Election shall remain in effect from year to year unless revised or amended. A Participant may revoke or amend his Deferral Election effective as of the beginning of a Plan Year in accordance with the procedures described in Plan section 2.02(a).
(iv)Each Deferral Election shall be made on a form provided by the Administrator and shall specify the Deferral Amount, the source of deferrals, and such additional information as the Administrator may require. If approved by the Board in connection with an issuance of Company Stock, the Participant may submit a Deferral Election or other form provided by the Administrator to elect that all or a portion of the Participant’s current Deferred Account balance be invested in whole shares of Company Stock.
3.03Crediting of Earnings
(a)There shall be credited to each Participant’s Deferred Cash Subaccount an amount representing interest on the balance of such Subaccount. Interest shall be credited as earned. Such interest shall be based on the applicable Rate of Return for the Plan Year.

(b)Earnings on a Participant’s Deferred Bank Stock Subaccount or Deferred Cash Dividend Subaccount shall be determined in accordance with procedures adopted for the Plan by the Administrator from time to time.
3.04Equitable Adjustment in Case of Error or Omission

If an error or omission is discovered in a Participant’s Deferred Account, the Administrator shall make such equitable adjustment as the Administrator deems appropriate.

ARTICLE IV
DEFERRED ACCOUNTS AND INVESTMENTS

A separate Deferred Account under the Plan shall be established for each Participant. Such Deferred Account shall be (a) credited with the amounts deferred in accordance with Plan Section 3.02, (b) credited with investment earnings, and (c) charged with the amounts paid by the Plan to or on behalf of the Participant in accordance with Article VII. With each Participant’s Deferred Account, separate subaccounts shall be maintained to the extent that the Board determines them necessary or useful in the administration of the Plan, including a Deferred Company Stock Subaccount and the Deferred Cash Dividend Subaccount for Participants who select Company Stock as an investment on their Deferral Election.

ARTICLE V
VESTING

A Participant’s Deferred Account shall be fully vested and non-forfeitable at all times.

ARTICLE VI
DEATH BENEFITS
6.01Pre-Benefit Commencement Date Death Benefit

In the event that a Participant dies prior to his Benefit Commencement Date, the Beneficiary of such Participant shall be entitled to receive as a Death Benefit an amount equal to the Deferred Benefit that the Participant would have received as of his date of death. This Death Benefit shall be calculated by (a) increasing the Participant’s Account by any amounts that have been deferred and amounts not yet credited to the Account, and (b) increasing the value of the Participant’s Deferred Cash Subaccount and/or Deferred Company Stock Subaccount and Deferred Cash Dividend Subaccount, as applicable, pursuant to Section 3.03 from the date of death through the Beneficiary’s Benefit Commencement Date. This Death Benefit shall begin to be paid on the first business day of January after the Participant’s date of death. The Participant’s Deferred Cash Subaccount shall accrue interest thereafter at the Rate of Return, and the Participant’s Deferred Company Stock Subaccount and Deferred Cash Dividend Subaccount, if applicable, shall be credited with gains and losses pursuant to Section 3.03(b).

6.02Post-Benefit Commencement Date Death Benefit

In the event that a Participant dies after his Benefit Commencement Date, then the Beneficiary of such Participant shall be entitled to receive as a Death Benefit a continuation of the payment of the Deferred Benefit in the same manner and in the same amount that the Participant would have received had the Participant lived to receive the Deferred Benefit.

ARTICLE VII
PAYMENT OF BENEFITS
7.01Payment of Deferred Benefit

A Participant’s Deferred Benefit, if any, shall become payable to the Participant as of the Benefit Commencement Date.

(a)The portion of the Participant’s Deferred Benefit that is to be paid in a lump sum shall include all accrued earnings, if any, applicable to such portion.
(b)With respect to the portion of the Participant’s Deferred Benefit to be paid in annual installments pursuant to a Deferral Election, the base amount of each installment is determined by dividing (i) the portion of the Participant’s Deferred Benefit subject to the Deferral Election, adjusted for earnings pursuant to Section 3.03(a), through the Participant’s Benefit Commencement Date, by (ii) the number of years in the elected installment period (the “Base Amount”). The first installment payment shall be equal the Base Amount. Each subsequent installment payment will be the sum of (x) the Base Amount plus (y) the earnings accrued since the last installment payment.
7.02Payment of Death Benefit

A Participant’s pre-benefit commencement Death Benefit shall be payable to his Beneficiary as set forth in Article VI and shall be paid in installments payable over a ten-year period beginning as of the January 1 following the Participant’s date of death. Notwithstanding the forgoing, effective of Deferral Elections made for Plan Years beginning after December 31, 2023, a Participant’s pre-benefit commencement Death Benefit shall be payable to his Beneficiary as set forth in Article VI and shall be paid in in the form elected by the Participant in his Deferral Election form beginning as of the first business day of the calendar month following the Participant’s date of death.

7.03Form of Payment of Deferred Benefit

A Participant’s Deferred Account shall be paid in cash and/or Company Stock, in accordance with the applicable Deferral Election form.

7.04Installment Payments

If a Participant elects to have all or a portion of his Deferred Benefit distributed in annual installment payments, the first installment shall be paid on the Participant’s Benefit Commencement Date. All subsequent installments shall be paid on the first business day of each subsequent calendar year until the Deferred Account has been fully distributed. Installment distributions of Company Stock are made as follows: the portion of a Participant’s Deferred Benefit invested in Company Stock will be distributed in kind from the Participant’s Deferred Company Stock Subaccount. Dividends that accrue will be paid in cash from the Participants Deferred Cash Dividend Subaccount.

7.05Benefit Determination and Payment Procedure

The Administrator shall make all determinations concerning eligibility for benefits under the Plan, the time or terms of payment, and the form or mariner of payment to the Participant or the Participant’s Beneficiary, in the event of the death of the Participant. The Administrator shall promptly notify the Bank of each such determination that benefit payments are due and provide to the Bank all other information necessary to allow the Bank to carry out such determination, whereupon the Bank shall pay such benefits in accordance with the Administrator’s determination.

7.06Payments to Minors and Incompetents

If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, or is deemed so by the Administrator, benefits will be paid to such person as the Administrator may designate for the benefit of such Participant or Beneficiary. Such payments shall be considered a payment to such Participant or Beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.

7.07Distribution of Benefit When Distributee Cannot Be Located

The Administrator shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Bank’s or the Administrator’s records. If the Administrator is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Bank shall continue to hold the benefit due such person, subject to any applicable statute of escheats.

7.08Beneficiary Designation
(a)A Participant may designate a Beneficiary. Any Beneficiary designation made hereunder shall be effective only if properly signed and dated by the Participant and delivered to the Administrator prior to the time of the Participant’s death. The most recent Beneficiary designation received by the Administrator shall be the effective Beneficiary designation for all Plan Years and shall supersede all prior Beneficiary designations unless specifically designated otherwise. Any Beneficiary designation hereunder shall remain effective until changed or revoked hereunder.
(b)A Beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Administrator.
(c)If the Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased him, then his estate shall be deemed to be his Beneficiary.
(d)If a Beneficiary of the Participant shall survive the Participant but shall die before the Participant’s entire benefit under the Plan has been distributed, then the unpaid balance thereof shall be distributed to any other beneficiary named by the deceased Beneficiary to receive his interest or, if none, to the estate of the deceased Beneficiary.
7.09Delay For Specified Employees

Because the Plan is only for Eligible Directors (those who are not employees of the Bank), it is not expected that any Participants will be Specified Employees under Code Section 409A. However, in the event that a Participant is a Specified Employee at the time of his separation from service, then notwithstanding any other provision of the Plan, unless the Participant’s separation from service is by reason of the Participant’s death, then any amount that becomes payable under the Plan due to the Participant’s separation from service will be paid on the first day that is six months after the date on which the Participant’s separation from service occurs.

ARTICLE VIII
FUNDING
8.01Funding

All Plan Participants and Beneficiaries are general unsecured creditors of the Bank with respect to the benefits due hereunder and the Plan constitutes a mere promise by the Bank to make benefit payments in the future. It is the intention of the Bank that the Plan be considered unfunded for tax purposes.

8.02Purchase of Life Insurance

The Bank may, but is not required to, purchase life insurance in amounts sufficient to provide some or all of the benefits provided under this Plan or may otherwise segregate assets for such purpose.

8.03Rabbi Trust

The Bank may, but is not required to, establish a Rabbi Trust which may be used to hold assets of the Bank which are maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Bank’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Bank’s obligation hereunder, then such obligation of the Bank shall be reduced to the extent such assets are utilized to meet its obligations hereunder. To the extent any benefits provided under the Plan are paid from a Rabbi Trust, the Bank will have no further obligation to pay Plan benefits. Any Plan benefits not paid from the Rabbi Trust will remain the Bank’s obligation.

8.04Fund Divisions
(a)It is contemplated that the Fund will be considered to be held in divisions (sometimes referred to as “divisions of the Fund”, “Fund divisions” or “investments funds” herein) as hereinafter provided, and each Participant’s Deferred Benefit shall be subdivided to reflect its deemed interest in each Fund division.
(b)The Administrator shall establish from time to time the Fund divisions which shall be maintained in the fund.
(c)If the Bank permits investment in a Company Stock Fund, the availability, restrictions, limitations and special rules relating to such investment shall be established by the Plan Sponsor from time to time and communicated to Participants.
8.05Participant Investment Directions

The Deferred Benefit of a Participant in the Plan shall be divided or allocated to reflect the amount of each such Participant’s deemed interest in each Fund division as hereinafter provided for the purpose of determining the earnings or loss to be credited to the Participant’s Deferred Account, but any such direction shall not give the Participant any right, title or interest in any specific asset or assets of the Fund.

ARTICLE IX
PLAN ADMINISTRATOR
9.01Appointment of Administrator

The Plan shall be administered by the Compensation Committee. The Compensation Committee may appoint one or more persons to serve as the Administrator for the purpose of administering the Plan. In the event more than one person is appointed, the persons shall form a committee for the purpose of functioning as the Administrator of the Plan. The person or committeemen serving as Administrator shall serve for indefinite terms at the pleasure of the Compensation Committee, and may, by 30 days prior written notice to the Compensation Committee, terminate such appointment.

9.02Duties and Responsibilities of Plan Administrator
(a)The Administrator shall maintain and retain necessary records regarding its administration of the Plan.
(b)The Administrator is empowered to settle claims against the Plan and to make such equitable adjustments in a Participant’s or Beneficiary’s rights or entitlements under the Plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the Plan.
(c)The Administrator may construe the Plan, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be conclusive.

ARTICLE X
AMENDMENT OR TERMINATION OF PLAN

The Board may amend or terminate the Plan from time to time, effective as of any date specified. Any such action taken by the Board shall be evidenced by a resolution and shall be communicated to Participants and Beneficiaries prior to the effective date thereof. No amendment or termination shall decrease a Participant’s Deferred Benefit accrued prior to the effective date of the amendment or termination.

ARTICLE XI
MISCELLANEOUS
11.01Non-assignability

The interests of each Participant under the Plan are not subject to claims of the Participant’s creditors; and neither the Participant nor his Beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder or any interest under the Plan, which payments and interest are expressly declared to be non-assignable and nontransferable.

11.02Notices and Elections

All notices required to be given in writing and all elections required to be made in writing under any provision of the Plan shall be invalid unless made on such forms as may be provided or approved by the Administrator and, in the case of a notice or election by a Participant or Beneficiary, unless executed by the Participant or Beneficiary giving such notice or making such election. Notices and elections shall be deemed given or made when received by any member of the committee that serves as Administrator.

11.03Delegation of Authority

Whenever the Bank is permitted or required to perform any act, such act may be performed by its Chief Executive Officer or President or other person duly authorized by its Chief Executive Officer or President or its Board.

11.04Service of Process

The Administrator shall be the agent for service of process on the Plan.

11.05Governing Law

The Plan shall be construed, enforced and administered in accordance with the laws of the Commonwealth of Virginia.

11.06Binding Effect

The Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Participant and his heirs, executors, administrators and legal representatives.

11.07Severability

If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

11.08Gender and Number

In the construction of the Plan, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

11.09Titles and Captions

Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

11.10Code Section 409A

The Plan is intended to comply with Code Section 409A, and it will be construed and administered accordingly. The provisions of the Plan and all Deferral Elections under the Plan will be effected, construed, interpreted, and applied in a manner consistent with Code Section 409A. To the extent that any terms of the Plan or a Deferral Election would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section.

IN WITNESS WHEREOF, the Company and the Bank have caused this Plan to be executed by their duly authorized officers.

VILLAGE BANK

By:	/s/ James E. Hendricks Jr.

VILLAGE BANK AND TRUST
FINANCIAL CORP.

By:	/s/ James E. Hendricks Jr.

PLAN DOCUMENT- Village Bank- OUTSIDE DIRECTORS DEFERRAL PLAN- Amended and Restated January 1_ 202(102070855.1)